Exhibit 99.1
For Release on August 1st, 2006
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS
New York, NY – August 1st, 2006 – Town Sports International Holdings, Inc. (“TSI” or “the Company”), a leading owner of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names New York Sports Clubs, Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, announced its results for the quarter ended June 30, 2006.
Second quarter 2006 revenue grew 11.7% to $109.5 million from $98.0 million for the same period last year. Total revenue for the first six months of 2006 grew 11.3% to $213.5 million from $191.8 million during the same period last year. Same club revenue increased 8.2% during the second quarter compared to the prior year.
Chief Executive Officer, Robert Giardina, commented, “We are very pleased with our second quarter performance, which exceeded our expectations and underscores positive momentum in our business. During the quarter we posted strong same club revenue, leveraged expenses, and achieved operating efficiencies across the board, enabling us to post a 19.6% gain in adjusted EBITDA. These results are a testament to our clustering strategy, and the high degree of execution capabilities of our team. Looking ahead, we believe we have significant opportunities to expand our footprint in each of our markets, and we are focused on capitalizing on the many growth prospects ahead”.
“We were very pleased to have successfully completed our initial public equity offering and we look forward to beginning a new chapter for our company”, said Mr. Giardina. On June 2, 2006, the Company completed an initial public equity offering (“IPO”) of 8,965,000 shares of common stock at a price to the public of $13.00 per share, 7,650,000 of which were sold by the Company and the remainder of which were sold by certain selling stockholders to certain specified purchasers. Upon completing the offering, the Company received approximately $91.8 million of proceeds net of underwriting discounts and expenses. The IPO proceeds were used for the redemption of 35% of the aggregate principal amount of its outstanding 11% Senior Discount Notes due 2014 and the remainder of the proceeds together with cash on hand was used to consummate the tender offer for $85.0 million of the 9 5/8% Senior Notes due 2011. Results for Q2 2006 were impacted by the loss on extinguishment of debt described below.
Three and Six Months ended June 30, 2006, Financial Highlights:
Total revenue for the second quarter grew 11.7% to $109.5 million from $98.0 million for the same period last year. Total revenue for the first six months ended June 30, 2006 grew 11.3% to $213.5 million from $191.8 million during the same period last year. The increase in revenue was driven by growth in membership revenue and ancillary club revenue.
•	Membership revenue for the second quarter grew 10.6% to $89.1 million from $80.5 million in Q2 2005. Year-to-date membership revenue grew 10.1% to $174.2 million from $158.2 million during the same period last year.
•	Ancillary revenue for the second quarter grew 12.3% to $18.6 million from $16.5 million in Q2 2005. Year-to-date ancillary revenue grew 14.9% to $36.4 million from $31.7 million during the same period last year.
•	Same club revenue increased by 8.2% during the second quarter compared to the prior-year period. This increase in same club revenue is due to a 5.2% increase in membership, a 2.3% increase in price, and a 1.4% increase in ancillary revenue offset by a 0.7% decrease in initiation fee revenue recognized.
Total operating expenses increased by 9.7% to $95.9 million in Q2 2006 compared to $87.4 million in Q2 2005. Year-to-date operating expenses totaled $189.5 million, compared with $171.7 million for the same period last year.
•	Payroll and related expenses totaled $40.6 million in Q2 2006 compared to $39.2 million in Q2 2005. Total payroll and related expenses for the six months ended June 30, 2006 increased $5.9 million to $81.5 million from $75.6 million during the same period last year.
     For the quarter:
•	Payroll costs directly related to the Company’s personal training, Group Exclusives, and Sports Clubs for Kids programs increased $0.8 million or 9.0%.Year-to-date payroll costs for these programs grew 13.5% to $18.5 million from $16.3 million during the same period last year, due to increased demand for these programs.

•	In the quarter ended June 30, 2006, share-based compensation charges totaled $0.5 million. These charges principally related to common stock options that were reissued to a certain departing executive.
•	Club operating expenses totaled $36.8 million for Q2 2006 compared to $31.7 million in Q2 2005. Total club operating expenses for the six months ended June 30, 2006 grew 12.8% to $71.3 million from $63.2 million during the same period last year.
     For the quarter:
•	Rent and occupancy expenses increased $1.6 million. Rent and occupancy costs at clubs that have opened since July 1, 2005 or that are currently under construction increased $1.0 million.
•	Utility costs increased $1.7 million. $0.6 million of the increase in utilities was at clubs that were opened or acquired in 2005 and 2006. The balance of the increase is due to higher utility rates throughout the remainder of the club base.
•	Marketing and advertising costs increased $1.4 million to $3.5 million in Q2 2006 from $2.1 million in Q2 2005. This increase was due to an increase in the level of radio and print advertising campaigns in Q2 2006 when compared to Q2 2005.
•	General and administrative expenses increased $1.6 million to $8.1 million for Q2 2006 compared to $6.5 million in Q2 2005. Total general and administrative expenses for the six months ended June 30, 2006 increased $2.8 million to $16.0 million from $13.2 million during the same period last year. In the second quarter of 2006, we incurred expenses of $1.1 million related to the examination of financing alternatives, now completed.
•	Depreciation and amortization expenses totaled $10.4 million during Q2 2006 compared to $10.1 million in Q2 2005. Depreciation and amortization expenses increased $1.0 million to $20.8 million from $19.8 million during the same period last year.
•	Loss on extinguishment of debt totaled $8.7 million during the second quarter of 2006. The Company paid $93.0 million to redeem $85.0 million outstanding principal of the 9 5/8% Senior Notes, together with $6.8 million of early termination fees and $1.2 million of accrued interest. Deferred financing costs totaling $1.6 million were written off and fees totaling $0.3 million were incurred in connection with this early extinguishment of debt.
•	The Company recorded an income tax benefit of $1.7 million in the quarter ended June 30, 2006 compared to an income tax provision of $0.4 million in the quarter ended June 30, 2005.
Net loss for the three months ended June 30, 2006 was $2.7 million compared to net income of $0.5 million in the same period of prior year. Net loss for the six months ended June 30, 2006 was $2.8 million compared to net income of $0.7 million in the same period of prior year. The $8.7 million loss on extinguishment of debt was a contributor to the net loss in Q2 2006
Cash flow from operations for the six months ended June 30, 2006 grew 63.8% to $48.4 million from $29.6 million from the prior year. Cash flow from operations has increased due to the increase in operating income excluding the effects of depreciation and amortization, net changes in operating assets and liabilities, including the increase in deferred revenue and the decrease in prepaid taxes.
EBITDA for Q2 2006 increased 16.2% to $24.5 million from $21.0 million in Q2 2005. As a percentage of total revenue, EBITDA margin was 22.3% in Q2 2006, compared to 21.5% in Q2 2005. Year-to-date EBITDA grew 11.9% to $45.7 million from $40.8 million during the same period last year. As a percentage of total revenue, Year-to-date EBITDA margin was 21.4% compared to 21.3% in 2005.
Adjusted EBITDA for Q2 2006 increased 19.6% to $26.1 million from $21.8 million in Q2 2005. As a percentage of total revenue, adjusted EBITDA margin was 23.9% in Q2 2006, compared to 22.3% in Q2 2005. Year-to-date adjusted EBITDA increased 19.0% to $49.8 million from $41.8 million during the same period last year. As a percentage of total revenue, adjusted EBITDA margin was 23.3% in the first six months of 2006, compared to 21.8% in 2005.

Cash used in financing activities for the six months ended June 30, 2006 totaled $2.4 million. The Company’s IPO of 7,650,000 shares of common stock resulted in net proceeds of $91.8 million. These proceeds are net of underwriting discounts and commissions and offering costs payable by the Company totaling $7.7 million. The IPO proceeds were used for the redemption of 35% of the aggregate principal amount of its outstanding 11% Senior Discount Notes due 2014 and the remainder of the proceeds together with cash on hand was used to consummate the tender offer for $85.0 million of the 9 5/8% Senior Notes due 2011. The tender offer for the 9 5/8% Senior Notes was consummated on June 8, 2006 and the redemption of the 11% Senior Discount Notes occurred July 7, 2006. In connection with the IPO the Board of Directors approved a 14 for 1 common stock split.
The Company will hold a conference call on Tuesday, August 1, 2006 at 5:00 PM (Eastern) to discuss the second quarter results. Robert Giardina, chief executive officer, and Richard Pyle, chief financial officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Website at www.mysportsclubs.com. A replay of the call will be available via the Company’s Website beginning August 2, 2006.
2006 Business Outlook:
Based upon the current business environment, year-to-date performance and current trends in our marketplace, the Company currently expects the following results for calendar 2006, subject to risks and uncertainties, including those set forth in “Forward-Looking Statements”.
The Company expects total revenue to be between $428 and $433 million, a 10-11% growth over 2005 – driven by club membership and ancillary revenue growth, the maturation of recently opened clubs as well as new clubs opened during the year.
The Company expects to construct and open one new club during the third quarter and four new clubs in the fourth quarter of 2006, supplementing the five clubs opened during the first quarter of this year, to bring the total club count by December 31, 2006, after closures and sale of clubs, to 146 clubs (with an additional two partly-owned clubs under management).
The Company expects EBITDA to be between $92.5 and $95 million, a 13-16% growth over 2005. When adjusted for the effects of costs related to the examination of financing alternatives as well as severance expenses incurred during the year as well as deferred rental expense and deferred compensation expense, the company expects such Adjusted EBITDA to be between $95.5 and $98 million, a 13-16% increase over 2005’s results.
The Company expects net income to be between break-even and $1.0 million – when compared with 2005’s net income of $1.7 million. The net income for 2006 will be arrived at after a total pre-tax charge of approximately $16.2 million for early extinguishment of debt, of which $8.7 million occurred in the second quarter of 2006.
The Company currently has 25.9 million shares in issue, and, on this basis, the Company calculates 23.2 million shares issued on a fully diluted basis for the entire 2006. Accordingly, the Company expects EPS of between $0.00 and $0.04 for the year, or between $0.44 and $0.49 per share when adjusted for the early debt extinguishment charges on a post-tax basis.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 141 clubs and more than 430,000 members in the U.S. In addition, the Company operates three facilities in Switzerland. For more information on TSI visit http://www.mysportsclubs.com.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 710
Investor.relations@town-sports.com or
Joseph Teklits
Integrated Corporate Relations
joseph.teklits@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2005 and June 30, 2006
(All figures in $’000s)
(Unaudited)

	December 31,	June 30,
	2005	2006
Assets
Current assets:
Cash and cash equivalents	$51,304	$71,354
Accounts receivable net	7,103	6,289
Inventory	421	546
Prepaid corporate income taxes	4,518	1,503
Prepaid expenses and other current assets	13,907	12,794

Total current assets	77,253	92,486
Fixed assets, net	253,131	256,968
Goodwill	49,974	50,024
Intangible assets, net	741	420
Deferred tax asset, net	24,378	28,160
Deferred membership costs	11,522	14,423
Other assets	16,772	13,527

Total assets	$433,771	$456,008

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$1,267	$58,857
Accounts payable	8,333	6,456
Accrued expense	31,620	33,178
Accrued interest	5,267	3,525
Deferred revenue	33,028	37,253

Total current liabilities	79,515	139,269
Long-term debt	409,895	274,960
Deferred lease liabilities	48,898	50,463
Deferred revenue	2,905	8,012
Other liabilities	8,241	9,583

Total liabilities	549,454	482,287

Stockholders’ deficit:
Common stock	1	26
Paid-in capital	(113,588)	(22,099)
Unearned compensation	(509)	—
Accumulated other comprehensive income (currency translation adjustment)	386	554
Accumulated deficit	(1,973)	(4,760)

Total stockholders’ deficit	(115,683)	(26,279)

Total liabilities and stockholders’ deficit	$433,771	$456,008

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and six months ended June 30, 2005 and 2006
(All figures in $’000s except share and per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2006	2005	2006
Revenues:
Club Operations	$97,078	$107,659	$189,909	$210,582
Fees and Other	918	1,810	1,933	2,913

	97,996	109,469	191,842	213,495

Operating Expenses:
Payroll and related	39,168	40,591	75,564	81,487
Club operating	31,717	36,781	63,166	71,251
General and administrative	6,467	8,106	13,145	15,967
Depreciation and amortization	10,084	10,400	19,823	20,786

	87,436	95,878	171,698	189,491

Operating Income:	10,560	13,591	20,144	24,004
Loss on extinguishment of debt	—	8,667	—	8,667
Interest expense	10,508	10,395	20,628	21,083
Interest income	(465)	(662)	(834)	(1,387)
Equity in the earnings of investees and rental income	(404)	(475)	(875)	(908)

Income (loss) before provision (benefit) for corporate income taxes	921	(4,334)	1,225	(3,451)
Provision (benefit) for corporate income taxes	430	(1,682)	555	(664)

Net income (loss)	$491	$(2,652)	$670	$(2,787)

Earnings (loss) per share:
Basic	$0.03	$(0.13)	$0.04	$(0.14)
Diluted	$0.03	$(0.13)	$0.04	$(0.14)
Weighted average number of shares used in calculating earnings (loss) per share:
Basic	18,327,722	20,660,229	18,341,428	19,500,419
Diluted	18,332,734	20,660,229	18,343,710	19,500,419

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2005 and 2006
(All figures in $’000s)
(Unaudited)

	For the six months ended
	June 30,
	2005	2006
Cash flows from operating activities:
Net income (loss)	$670	$(2,787)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	19,823	20,786
Interest expense on Senior Discount Notes	7,545	8,398
Compensation expense incurred in connection with stock options	25	574
Noncash rental expense, net of noncash rental income	968	(42)
Loss on extinguishment of debt	—	8,667
Amortization of debt issuance costs	817	815
Net changes in certain operating assets and liabilities	2,512	13,771
Increase in deferred tax asset	(6,639)	(3,782)
(Increase) decrease in deferred membership costs	168	(2,901)
Increase in reserve for self-insured liability claims	1,014	1,551
Landlord contributions to tenant improvements	2,988	3,271
Other	(336)	86

Total adjustments	28,885	51,194

Net cash provided by operating activities	29,555	48,407

Cash flows from investing activities:
Capital expenditures, net of effect of acquired businesses	(21,830)	(26,004)
Acquisition of businesses	(2,801)	—

Net cash used in investing activities	(24,631)	(26,004)

Cash flows from financing activities:
Proceeds from initial public offering, net of underwriting discounts and offering costs	—	91,796
Repayment of Senior Notes	—	(85,001)
Proceeds from exercise of stock options	—	85
Repurchase of common stock	(184)	(433)
Book overdraft	—	(986)
Repayment of long term borrowings	(499)	(742)
Premium paid on extinguishment of debt and related costs	—	(7,072)

Net cash used in financing activities	(683)	(2,353)

Net increase in cash and cash equivalents	4,241	20,050
Cash and cash equivalents at beginning of period	57,506	51,304

Cash and cash equivalents at end of period	$61,747	$71,354

Summary of change in certain operating assets and liabilities; net of effects of acquired businesses:
Increase in accounts receivable	$(1,386)	$(877)
Increase in inventory	(185)	(123)
Decrease (increase) in prepaid expenses, prepaid income taxes, and other current assets	(186)	3,665
Increase (decrease) in accounts payable, accrued expenses and accrued interest	(2,889)	1,779
Increase in deferred revenue	7,158	9,327

Net changes in certain operating assets and liabilities	$2,512	$13,771

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA
For the three and six months ended June 30, 2005 and 2006
(All figures in $’000s)
(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2005	2006	% Chg.	2005	2006	% Chg.
Net income (loss)	$491	$(2,652)		$670	$(2,787)
Provision (benefit) for corporate income taxes	430	(1,682)		555	(664)
Early extingishment of debt costs	—	8,667		—	8,667
Interest expense, net of interest income	10,043	9,733		19,794	19,695
Depreciation and amortization	10,084	10,400		19,823	20,786

EBITDA	$21,048	$24,466	16.2%	$40,842	$45,697	11.9%
Noncash rental expense, net of noncash rental income	778	(23)		968	(42)
Noncash compensation expense incurred in in connection with stock options	10	531		25	574
Costs incurred in connection with the examination of financing alternatives	—	1,148		—	1,717
Severance Costs	—	—		—	1,630
Lease termination expense	—	—		—	225

Adjusted EBITDA	$21,836	$26,122	19.6%	$41,835	$49,801	19.0%

EBITDA Margin	21.5%	22.3%		21.3%	21.4%
Adjusted EBITDA Margin	22.3%	23.9%		21.8%	23.3%
Non GAAP Financial Measures:
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA provides useful information regarding the Company’s operating performance and financial condition, subject to the limitations described below. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income (loss) or cash flow data prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) or as a measure of the Company’s profitability or liquidity. Additionally, investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies. EBITDA margin is defined as EBITDA as a percentage of consolidated revenue.
Adjusted EBITDA is calculated by adding to or deducting from EBITDA (as defined above) certain items of income and expense consisting of: (i) noncash deferred rental expense, net of noncash deferred rental income, (ii) noncash compensation expense incurred in connection with stock options, (iii) costs incurred in connection with potential financing and business combination transactions that have not been consummated, (iv) severance and related costs and (v) lease termination expenses. Adjusted EBITDA is presented because the Company believes it provides useful information regarding the Company’s operating performance and financial condition, subject to the limitations described below. Adjusted EBITDA is substantially similar to a metric used by the Company’s lenders when assessing its compliance with debt covenants. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows or other consolidated income (loss) or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Additionally, investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of consolidated revenue.
Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements regarding future financial results and performance and potential sales revenue are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including the level of market demand for the Company’s services competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of federal and state tax laws and regulations, and other specific factors discussed herein and in other releases and public filings made by the Company; accordingly, actual results could differ materially from any such forward-looking statement. The forward-looking statements speak only as of the date and hereof and the Company does not intend to update this information to reflect developments or information obtained after the date hereof and the Company disclaims any legal obligation to the contrary.